EXHIBIT 4.1

                               DI INDUSTRIES, INC.

                         1996 EMPLOYEE STOCK OPTION PLAN

         THIS 1996 EMPLOYEE STOCK OPTION PLAN (this "Plan") is adopted by the Board of Directors (the "Board of Directors") of DI INDUSTRIES, INC., a Texas corporation (the "Corporation"), effective the 29th day of July, 1996 (the "Adoption Date").

                              W I T N E S S E T H:

         WHEREAS, the Corporation believes that allowing certain employees to obtain shares of common stock, $0.10 par value ("Common Stock"), of the Corporation by granting stock options as hereinafter provided is beneficial to the initial and continued success of the Corporation;

         NOW, THEREFORE, the Corporation agrees to provide for the granting and exercising of stock options to certain employees of the Corporation, subject to the following conditions and provisions:

         1. PURPOSE. The purpose of this Plan is to secure for the Corporation and its shareholders the benefits that flow from providing certain employees with the incentive inherent in common stock ownership. The Corporation recognizes that an employee stock option plan may aid in attracting and retaining employees of exceptional ability because of the opportunity offered to acquire a proprietary interest in the business of the Corporation.

         2. AMOUNT OF STOCK. The total number of shares of Common Stock to be subject to options granted pursuant to this Plan may not exceed 7,000,000 shares. This total number of shares will be subject to appropriate increase or decrease under Section 13 of this Plan in the event of a stock dividend, or upon a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan lapse or terminate without being exercised, additional options may be granted covering the shares not purchased under such options.

         3. STOCK OPTION COMMITTEE. The Board of Directors will from time to time appoint a Stock Option Committee (hereinafter called the "Committee") to, among other duties, serve under this Plan. Members of the Committee will serve for such period of time as the Board of Directors may determine and will be subject to removal by the Board of Directors at any time. The initial members of the Committee will consist of either:

                  (i) two or more persons, each of whom are disinterested persons within the meaning of Paragraph (c)(2) of Rule 16b-3 (or any successor rule) ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as such term is interpreted from time to time; OR

                  (ii) the entire Board of Directors of the Corporation, so long as each member of the Board of Directors is an individual who qualifies as a disinterested person.

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         The Board of Directors may, at any time, terminate the functions of the
Committee and reassume all powers and authority previously delegated to the Committee; provided, however, that the Committee will have sole and exclusive authority to grant options under this Plan to eligible employees, officers or directors of the Corporation during any and all periods of time when any member of the Board of Directors does not qualify as a disinterested person.

         The Board of Directors will, in its discretion, establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and will have full authority and power to interpret and construe any provision of the Plan or the terms and conditions of any option outstanding under the Plan. Decisions of the Board of Directors will be final, binding and conclusive on all persons who have an interest in the Plan or any option outstanding under the Plan.

         4. STOCK OPTIONS. Any option granted under this Plan may be either an "Incentive Stock Option" or a "Non-qualified Stock Option." An Incentive Stock Option is any option granted under this Plan that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any equivalent successor provision of the Code, if applicable. A Non-qualified Stock Option is any option granted under this Plan that is not an Incentive Stock Option. Except as specifically provided herein, the provisions of this Plan apply in the same manner to Incentive Stock Options and the Non-qualified Stock Options. Notwithstanding the foregoing, in no event shall an Incentive Stock Option be granted to an individual who is not an employee of the Company. Notwithstanding the foregoing, in no event shall an Incentive Stock Option be granted to an individual who is not an employee of the Company.

         5. ELIGIBILITY AND PARTICIPATION. Options may be granted pursuant to this Plan only to employees of the Corporation or any parent or a subsidiary of the Corporation (such employees being hereinafter sometimes called "employees"). For purposes of this Plan, the term "employee" shall be defined to include individuals who perform personal services for the Corporation on a contract basis. From time to time, the Committee may select the employees to whom options may be granted and will determine the number of shares to be covered by each option so granted. The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee in any calendar year (under all such plans of the Corporation and a parent or subsidiary corporation) may not exceed One Hundred Thousand Dollars ($100,000) or such greater or lesser limit that may hereafter be imposed by the Code or other applicable law. Future as well as present employees (including employees who are directors) will be eligible to participate in this Plan. Directors who are not employees of the Corporation or a parent or a subsidiary of the Corporation are not eligible to participate in this Plan. No Incentive Stock Option may be granted under this Plan to an employee who, immediately before such option is granted, owns (or is attributed by the Code as owning) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporation, if any, unless (i) such option price is specially valued as provided in Section 7 of this Plan and (ii) the term of such option is limited as provided in Section 9 of this Plan. The holder of any option granted pursuant to this Plan will not have any of the rights of a shareholder with respect to the shares covered by the option until one or more certificates for such shares are delivered to such holder upon the due exercise of the option.

         For purposes of this Agreement, the fair market value of a share of Common Stock on any particular date shall be the last sales price of the Common Stock on that date as reported on a

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national securities exchange or on the NASDAQ National Market System or, if last sale reporting quotation is not available for the Common Stock, the average of the bid and ask prices for the Common Stock at the end of the trading day, as reported by NASDAQ or in the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are not available, such fair market value will be determined by the Committee, in accordance with its discretion in making a bona fide, good faith determination of fair market value, without regard to any restriction other than a restriction that, by its terms, will never lapse.

         6. OPTION AGREEMENT. The terms and provisions of each option granted under this Plan will be set forth in an appropriate Stock Option Agreement (hereinafter called an "Option Agreement") between the Corporation and the employee receiving such option in a form to be approved by the Committee. Each Option Agreement will state the number of shares of Common Stock purchasable thereunder and will identify the option granted thereby as an Incentive Stock Option or a Non-qualified Stock Option.

         7. PRICE. The purchase price per share of Common Stock purchasable under options granted pursuant to this Plan will be determined by the Committee but, in the case of an Incentive Stock Option, may not be less than one hundred percent (100%) of the fair market value of a share of Common Stock at the time the Incentive Stock Options are granted. In the event an employee, immediately before an Incentive Stock Option is granted to such employee, owns (or is attributed by the Code as owning) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporations, if any, then the purchase price per share of Common Stock purchasable under the Incentive Stock Options granted to such employee under this Plan may not be less than one hundred and ten percent (110%) of the fair market value at the time the options are granted. The full purchase price of shares purchased must be paid upon exercise of the option. Under certain circumstances, such purchase price per share may be subject to adjustment as referred to in Section 13 of this Plan.

         8. EXERCISE PERIOD. The Committee will determine when each option may be exercised in whole or in part, such exercise period to be contained in the applicable Option Agreement. The Committee may, however, at any time, in its sole discretion, amend any outstanding Option Agreement to shorten the time that the option governed thereby is exercisable or to provide that the time for exercising such option will be shortened upon the occurrence of a specified event.

         9. OPTION PERIOD. The Committee will determine the maximum period of time within which options granted under this Plan must be exercised after the granting of such option, which period must terminate by the terms of Option Agreement pertaining to such option no later than ten (10) years from the date that such option is granted. Notwithstanding the preceding sentence, in the event that an employee, immediately before an Incentive Stock Option is granted to such employee, owns (or is deemed under applicable attribution rules prescribed by the Code to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporations, then no Incentive Stock Option granted to such employee may be exercisable after the expiration of five (5) years from the date that the Incentive Stock Option is granted. The actual expiration date stated in an Option Agreement is hereinafter called the "Expiration Date". Notwithstanding any other provision of this Plan to the contrary, no option may be granted under this Plan after the tenth anniversary of the Adoption Date.

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         10. METHOD OF EXERCISING THE OPTION. Each Option Agreement will provide that the option governed thereby may be exercised by the employee by delivering to the Secretary of the Corporation (i) written notice from the employee designating the number of shares of Common Stock with respect to which the option is being exercised and (ii) the total purchase price for those shares of Common Stock, which purchase price must be in the form of (a) cash or a cashier's or certified check payable to the order of the Corporation, or (b) the tender to the Corporation of such number of shares of Common Stock owned by the employee having an aggregate fair market value as of the date of exercise that is not greater than the total purchase price for the shares of Common Stock with respect to which the option is being exercised and by paying the remaining amount of the purchase price as provided in (a) above. The Board of Directors will have the sole and exclusive discretion to determine whether or not property other than cash or shares of Common Stock may be used to purchase shares of Common Stock upon exercise of an option and, if so, to determine the value of the property received.

         11.      TERMINATION.  Each Option Agreement will provide that:

                  (a) If the employee for any reason whatsoever, other than death or permanent and total disability, as defined in (b) below, ceases to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, and prior to such cessation, the employee was employed at all times from the date of the granting of such option until the date of such cessation, the option must be exercised by the employee (to the extent that the employee is entitled to do so at the date of cessation) within three (3) months following the date of cessation of employment, subject to the Expiration Date; provided, however, that if the employee is terminated for cause, the option will immediately terminate. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, extend for a reasonable period the time in which an employee may exercise any Non-qualified Stock Option after the date of cessation of employment, subject to the Expiration Date.

                  (b) If the employee becomes permanently and totally disabled, as hereinafter defined, while employed by the Corporation or a parent or subsidiary corporation of the Corporation, and prior to such disability the employee was employed at all times from the date of the granting of the option until the date of disability, the option must be exercised by the employee (to the extent that the employee is entitled to do so at the date of disability) at any time within one (1) year after the date of disability or the Expiration Date, whichever is earlier.

                  "Permanently and totally disabled" means being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Such determination of permanent and total disability must be made in accordance with the requirements of Section 22(e)(3), and applicable regulations, of the Code, or any other applicable method necessary for the continued qualification of this Plan under Section 422 of the Code, or any equivalent successor provision, if applicable. In the absence of any specific requirements for this determination, the decision of the Committee, as aided by any physicians designated by the Committee shall be conclusive and the Board of Directors shall send written notice to the employee of the determination that he has become permanently and totally disabled.

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                  (c) In the event that the employee dies while employed by the
         Corporation or a parent or subsidiary corporation of the Corporation, and prior to death the employee was employed at all times from the date of the granting of the option until the date of death, the option must be exercised (to the extent that the employee is entitled to do so at the date of death) by a legatee or legatees of the employee under his will, or by his personal representatives or distributes, at any time within one (1) year after the date of death or the Expiration Date, whichever is earlier.

                  Nothing in (a), (b) or (c) shall extend the time for exercising any option granted pursuant to this Plan beyond the Expiration Date.

         12. ASSIGNABILITY. Each Option Agreement will provide that the option granted thereby may not be transferable or assignable by the employee in any form or fashion, other than by will or by the laws of decent and distribution, and that the option may be exercised, during the lifetime of the employee, only by the employee.

         13. CHANGES IN CAPITAL STRUCTURE. Each Option Agreement will provide that, subject to the provisions set forth in Section 14, if the option is exercised subsequent to any stock split, reverse stock split, split-up, recapitalization, merger, consolidation, combination or exchange of shares, reorganization, or liquidation occurring after the date of the grant of the option, as a result of which shares of any class have been issued in respect of outstanding Common Stock or Common Stock has been changed into the same or a different number of shares of the same or another class or classes, then the employee so exercising the option will receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares that, if Common Stock (as authorized at the date of the grant of the option) had been purchased at the date of the grant of the option for the same aggregate price (on the basis of the price per share set forth in Section 7 hereof) and had not been disposed of, such employee would be holding, at the time of such exercise, as a result of such purchase and all such stock splits, reverse stock splits, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, reorganizations, or liquidations; provided, however, that no fractional share may be issued upon any such exercise, and the aggregate price paid will be appropriately reduced on account of any fractional share not issued.

         14. CORPORATE MERGER, CONSOLIDATION, ETC. In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, any outstanding options hereunder may be terminated by the Corporation as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof of its intention to do so not less than ten (10) days preceding such effective date and permitting the exercise of all of outstanding options until such effective date, or the Expiration Date if earlier. Notwithstanding the preceding sentence, if the Corporation is not the surviving corporation as a result of the Corporation being reorganized or merged or consolidated with another corporation while unexercised options are outstanding under this Plan, the surviving corporation may assume the unexercised options outstanding under this Plan or substitute new options in the surviving corporation for the outstanding options; provided, however, that the excess of the aggregate fair market value of the securities subject to the options immediately after the substitution or assumption over the aggregate option price of such shares is not less than the excess of the aggregate fair market value of the Common Stock subject to the outstanding option immediately before such substitution or assumption over the aggregate option price of such Common Stock. The

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existence of this Plan or of options granted hereunder will not in any way prevent any transaction described herein and no holder of options granted under this Plan will have the right to prevent any such transaction.

         15. PAYMENT OF TAXES UPON EXERCISE. If the Committee so requires, the Option Agreement governing any Non-qualified Stock Option will include (i) an acknowledgment by the employee receiving such Non-qualified Stock Option that under currently applicable law, the employee's taxable income may include, at the time of exercise of the option, the amount by which the fair market value of the shares purchased pursuant to the option exceeds the purchase price paid and
(ii) the employee's authorization of the Corporation to withhold shares of Common Stock purchased by the employee pursuant to the exercise of such option of a value equivalent to the amount of tax required to be withheld by the Corporation out of any taxable income derived by the employee upon exercise of the option unless the employee delivers to the Corporation cash or other shares of Common Stock owned by the employee in such amount.

         16. REGISTRATION RIGHTS. The employees have no registration rights with respect to the shares of Common Stock issuable upon exercise of the options granted under this Plan.

         17. SALE OF STOCK AFTER EXERCISE OF OPTION. Any employee exercising any option under the terms of this Plan will be required to agree that, unless the shares obtained as a result of such exercise have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or may otherwise be sold pursuant to an available exemption from such registration under the Securities Act, such employee will not dispose of any such shares thereafter without the prior approval of the Company. The Company intends to file a registration statement with respect to the shares issuable under the Plan in its fiscal year ending December 31, 1996, but has no obligation to do so.

         Any employee exercising any Incentive Stock Option under this Plan will be required to agree that such employee will not dispose of the shares obtained as a result of such exercise within two (2) years from the date of the grant of the applicable option nor within one (1) year after the exercise of the applicable option.

         The restrictions on transfer set forth in this Section 17 will apply to any new, additional or different securities the employee may receive or become entitled to receive with respect to any shares received by such employee pursuant to the exercise of any option granted under this Plan, including (but not limited to) securities received by virtue of a share dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, combination or exchange of shares, reorganization, dissolution, liquidation or any other change in the corporate or capital structure of the Corporation.

         The Corporation will require that a legend be placed on any share certificates issued through the exercise of any option granted under this Plan. Such legend will be placed either on the front or back of such share certificates and will note that the shares are governed by this Plan.

         This Plan will be kept at the registered office of the Corporation and will be available for inspection by any appropriate party.

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         18. AMENDMENT OF THE PLAN. The Board of Directors may from time to time alter, amend, suspend or discontinue this Plan and make rules for its administration, except that the Board of Directors may not amend this Plan in any manner that would have the effect of preventing Incentive Stock Options granted under this Plan from being considered "incentive stock options" as defined in section 422 of the Code.

         19. OPTIONS DISCRETIONARY. The granting of options under this Plan will be entirely discretionary and nothing in this Plan will be deemed to give any employee of the Corporation or any parent or subsidiary of the Corporation any right to participate in this Plan or to receive options. No provision of this Plan or any Option Agreement evidencing any options granted under this Plan will confer any right upon any employee to be employed by the Corporation or any parent or subsidiary of the Corporation for any period of specific duration.

         20. STOCKHOLDER APPROVAL. This Plan will be submitted to the shareholders of the Corporation (the "Shareholders") for approval and must be approved by a majority vote of the Shareholders on or within twelve (12) months, before or after, of the Adoption Date.

         21. TERMINATION OF PLAN. Unless terminated earlier, this Plan shall terminate ten (10) years from the Adoption Date. Any option outstanding under this Plan at the time of the termination of this Plan will remain in effect until such option is exercised or the Expiration Date thereof occurs, whichever is earlier.

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